Item (h)(2)(viii) Amendment to Transfer Agent Agreement

 Amendment No. 2
to the Transfer Agent Interactive Client Services Agreement
Dated October 13, 2003,
 by and among
Westcore Trust and
ALPS Mutual Funds Services, Inc.

            THIS AMENDMENT is made as of December 13th, 2004, by and between WESTCORE TRUST, a Massachusetts business trust (the "Trust") and ALPS MUTUAL FUNDS SERVICES INC., a corporation organized under the laws of the State of Colorado, ("ALPS").

WHEREAS, the Trust and ALPS have entered into a Transfer Agent Interactive Client Services Agreement (the "Agreement") dated October 13, 2003.

            WHEREAS, the Trust and ALPS wish to modify the Agreement.

            NOW, THEREFORE, the parties hereto, intending to be legally bound, agree as follows:

1.         The Trust is an open-end management investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act"), presently consisting of the portfolios listed in Schedule I, attached hereto.  The Trust agrees to timely notify ALPS, in writing, of any additional portfolios of the Trust registered under the 1940 Act.  ALPS may modify Schedule I, from time to time, to reflect such additional portfolios of the Trust.

2.         Other than as amended hereby, all terms and conditions of the Agreement are unchanged and remain in full force and effect. This Amendment shall be deemed to be an amendment to the Agreement and shall be governed by the laws of the State of Colorado.

IN WITNESS WHEREOF, this Amendment has been executed by a duly authorized representative of each of the parties hereto as of the date of the Amendment first set forth above.

Westcore Trust

By:
Name:
Title:

ALPS MUTUAL FUNDS SERVICES, Inc.

By:
Name:
Title:

SCHEDULE 1
LIST OF FUNDS

Black Rock Money Market Portfolio

Growth Fund

Plus Bond Fund

MIDCO Growth Fund

Blue Chip Fund

Small Cap Opportunity Fund

Flexible Income Fund

Colorado Tax Exempt Fund

Mid Cap Value Fund

International Frontier Fund

Select Fund

Small-Cap Value